FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2005-FA5

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                             dated October 25, 2004,
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                                June 24, 2005
4000 Horizon Way
Irving, Texas 75063

      Credit Suisse First Boston LLC (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-FA5 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-FA5 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-FA5 Certificates shall evidence the entire beneficial ownership interest in three pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of June 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $465,061,370 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Mortgage Pool I shall be between 240 and 360 months. The original term to maturity of each Mortgage Loan in Mortgage Pool II shall be between 120 and 180 months. The original term to maturity of each Mortgage Loan included in Mortgage Loan Pool III shall be 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                   Principal               Interest         Class Purchase
Class               Balance                  Rate           Price Percentage
-----               -------                  ----           ----------------

I-A-1            $ 222,772,000.00          5.000%           100.656889000%
I-A-2            $     55,693,000          3.600%(1)        100.656889000%
I-A-3                          (2)         3.900%(1)        100.656889000%
I-A-4            $     31,205,000          5.500%           100.656889000%
I-A-5            $   4,369,000.00          5.500%           100.656889000%
I-A-6            $  20,000,000.00          5.500%           100.656889000%
I-A-7            $   1,150,000.00          5.500%           100.656889000%
I-A-8            $   1,795,000.00          5.500%           100.656889000%
I-A-R            $         100.00          5.500%           100.656889000%
II-A-1           $  23,920,000.00          5.000%           100.359375000%
III-A-1          $  79,108,000.00          5.500%           100.656889000%
III-A-2          $   4,549,000.00          5.500%           100.656889000%
B-1              $   8,603,000.00          Variable(3)      100.835937500%
B-2              $   4,186,000.00          Variable(3)       99.421875000%
B-3              $   2,325,000.00          Variable(3)       95.531250000%

      (1) The pass-through rates for the Class I-A-2 and Class I-A-3 Certificates are variable and will be calculated as described in the prospectus supplement.

      (2) The Class I-A-3 Certificates are notional amount certificates and will accrue interest during each interest accrual period in a notional amount. The initial notional amount of the Class I-A-3 Certificates will be $55,693,000.

      (3) The pass-through rates on the Class B-1, Class B-2 and Class B-3 Certificates are variable and will be calculated as described in the prospectus supplement.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, June 30, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least "AAA" from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" from Moody's Investors Service, Inc. ("Moody's), in the case of the Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-A-5, Class I-A-6, Class I-A-R, Class II-A-1, Class III-A-1 and Class III-A-2 Certificates; (ii) at least "AAA" from S&P and "Aa1" from Moody's, in the case of the Class I-A-7 and Class I-A-8 Certificates;
(iii) at least "AA" from S&P, in the case of Class B-1 Certificates; (iv) at least "A" from S&P, in the case of the Class B-2 Certificates; and (v) at least "BBB" from S&P, in the case of the Class B-3 Certificates.

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

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.



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


         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                                 Very truly yours,

                                                 CREDIT SUISSE FIRST BOSTON LLC



                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:


The foregoing Agreement is hereby confirmed and accepted as of the date first above written.



FIRST HORIZON ASSET SECURITIES INC.


By:
   ----------------------------------------
   Name:   Alfred Chang
   Title:  Vice President


FIRST HORIZON HOME LOAN CORPORATION

By:
   ----------------------------------------
   Name:    Terry McCoy
   Title:   Executive Vice President






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